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                                                           July 29, 1996



Bar Technologies Inc.
227 Franklin Street, Suite 300
Johnstown, Pennsylvania 15901

Dear Sirs:

           We have acted as special counsel for Bar Technologies Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to (i) the issuance by the Company of $91,609,000 aggregate principal amount of its 13 1/2% Senior Secured Notes due 2001 (the "Exchange Notes") and (ii) the unconditional guarantees (the "Guarantees") of the Exchange Notes by the Guarantors named below. The Exchange Notes are to be offered by the Company in exchange for $91,609,000 aggregate principal amount of its outstanding 13 1/2% Senior Secured Notes due 2001 (the "Notes").

           We have examined the Registration Statement and the Indenture dated as of April 1, 1996 (the "Indenture") among the Company, B&L Acquisition Corporation, Bliss & Laughlin Industries Inc. ("B&L"), Bliss & Laughlin Steel Company ("BLSC"), Canadian Drawn Steel Company Inc. ("CDSC"; together with B&L and BLSC, the "Guarantors")


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Bar Technologies Inc.                  -2-                 July 29, 1996


and United States Trust Company of New York, as Trustee (the "Trustee"), which has been filed with the Commission as an Exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

           In such examination, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee. In addition, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

           Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby advise you that the statements made in the Registration Statement under the caption "Certain Federal Income Tax Considerations," insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute our opinion.

           We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the

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Bar Technologies Inc.                  -3-                 July 29, 1996


federal law of the United States. This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

           We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                               Very truly yours,

                               /s/ SIMPSON THACHER & BARTLETT

                               SIMPSON THACHER & BARTLETT